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Cooper Industries
P. O. Box 4446
Houston, Texas 77210                                               EXHIBIT 99.1
                                                                   ------------

                                                           [ Cooper Logo]
NEWS
RELEASE


FOR IMMEDIATE RELEASE
January 26, 1998

Contact: John Breed
         (713) 209-8835

COOPER INDUSTRIES REPORTS RECORD NET INCOME FOR 1997
Fourth quarter diluted share earnings up 18%

HOUSTON, TX, Jan. 26 -- Cooper Industries, Inc. (NYSE-CBE) announced today that the company's net income rose 25% to a record $394.6 million from $315.4 million in 1996. Diluted share earnings rose 18% to $3.26 from $2.77 in 1996. Revenues for the year were $5.3 billion, equaling the previous year despite the sale in May of the company's Kirsch window treatments business and the strong U.S. dollar. Revenues for the year, excluding Kirsch, increased 3%.
         For the three months ended December 31, 1997, Cooper's net income rose 24% to $108.9 million, compared with $87.7 million in 1996. Diluted share earnings were 90 cents, up 18% from 76 cents in the same quarter of 1996. Fourth-quarter revenues declined 3% to $1.29 billion from $1.33 billion in the comparable 1996 period, due to the sale of Kirsch. Excluding Kirsch, the company's fourth quarter revenues rose 2%.
         Cooper's 1997 share earnings include a 10 cent net contribution from non-recurring gains, including a 5 cent gain from the favorable settlement of state income tax issues in the fourth quarter of the year. The company's 1996 earnings per share included a 5 cent contribution from a non-recurring gain, with 4 cents of this gain occurring in the fourth quarter of the year.
         "Cooper Industries had another excellent year in 1997, ending the year with the highest earnings in the company's history and 13 consecutive quarters of earnings per share increases," reported H. John Riley, Jr., Cooper's Chairman, President and Chief Executive Officer. "We made significant progress, enhancing Cooper's competitiveness in all of our businesses. The



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COOPER INDUSTRIES, INC.                                                  PAGE 2



results of our top-performing Electrical Products segment exceeded our expectations, and we improved margins in both our Tools and Hardware and Automotive Products businesses. These improvements and other recent steps we have taken to improve future earnings leave us well positioned to produce another year of significant earnings growth in 1998," Riley said.
         Core business improvements and strategic acquisitions in Cooper's ELECTRICAL PRODUCTS segment led to record results in 1997 with a 13% increase in operating earnings, exclusive of nonrecurring items, for the year. International market penetration and the introduction of new products, particularly in Cooper's power distribution and circuit protection product lines, also boosted results in the segment.
         Revenues, earnings and margins, excluding nonrecurring items and Kirsch, for the Company's TOOLS & HARDWARE segment increased in 1997, driven by a strong performance by the segment's power tools business. Distribution system improvements, new product introductions and streamlined operations in the hand tools business contributed modestly to these results.
         Operating margins for the AUTOMOTIVE PRODUCTS segment also improved over 1996, despite a difficult market that led to a slight decline in revenues in this segment. Plant consolidations and continued streamlining of other business functions resulted in greater efficiencies in 1997, more than offsetting the impact of lower business volumes. During the year, additional steps were taken to further reduce cost structures and improve the future profitability of this segment.
         Cooper also achieved major improvements in its capital structure during the year. The company's debt-to-capital ratio improved from 50% at year-end 1996 to 36% at the close of 1997. Additionally, the company used its strong cash flow to purchase more than $192 million of its own shares and fund the acquisition of eight complementary businesses with combined annual sales of more than $325 million.
         "Clearly, 1997 was another outstanding year for Cooper Industries. Recent actions to increase revenues, improve margins and strengthen our financial flexibility set the stage for even greater success in 1998 and the years ahead," Riley added.




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COOPER INDUSTRIES, INC.                                                  PAGE 3



         Comparisons of 1997 and 1996 fourth-quarter and full-year results appear on the following pages.
         Cooper Industries, with 1997 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site:
www.cooperindustries.com.
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COOPER INDUSTRIES, INC.                                                  PAGE 4



                       CONSOLIDATED RESULTS OF OPERATIONS

                                                     Quarter Ended December 31,          % Change
                                                     ------------------------------      --------
                                                        1997               1996(1)
                                                     ---------           ----------
                                                     (in millions where applicable)
Revenues:
   Electrical Products                               $    648.5           $   608.5           6.6%
   Tools & Hardware                                       190.2               188.1           1.1%
   Automotive Products                                    449.4               469.6          -4.3%
                                                      ---------            --------
       Subtotal                                         1,288.1             1,266.2           1.7%
   Kirsch(2)                                                -                  66.3           N.M.
                                                      ---------            --------
       Total segment revenues                           1,288.1            1,332.5           -3.3%

Cost of sales                                             861.1              899.5
Selling and administrative expenses                       223.2              243.5
Goodwill amortization                                      16.7               16.2
Nonrecurring gains                                          -                (22.8)
Nonrecurring charges                                        -                 13.4
Other (income) expense, net                                 1.2                1.1
Interest expense                                           20.1               32.3
                                                      ---------            --------

   Income Before Income Taxes                             165.8              149.3
Income Taxes                                               56.9               61.6
                                                      ---------            --------
   Net Income                                        $    108.9           $   87.7           24.2%
                                                      =========            =========

Net Income Per Common Share:(3)
      Basic                                          $      .91           $    .82           11.0%
      Diluted(4)                                     $      .90           $    .76           18.4%

Shares Utilized in Computation
   of Income Per Common Share:(3)
      Basic                                          119.9 million        107.3 million
      Diluted                                        121.2 million        124.8 million


                             PERCENTAGE OF REVENUES

                                                     Quarter Ended December 31,
                                                     --------------------------
                                                      1997                1996
                                                     ------              ------
Revenues                                              100.0%              100.0%
Cost of sales                                          66.9%               67.5%
Selling and administrative expenses                    17.3%               18.3%
   Income Before Income Taxes                          12.9%               11.2%
   Net Income                                           8.5%                6.6%
                                                     =======              ======

(1) Certain amounts have been reclassified to conform to the 1997 presentation.
(2) Kirsch was sold to Newell Co. on May 30, 1997.
(3) Net income per Common share and shares utilized reflect a mandatory change in accounting from primary and fully diluted to basic and diluted. The change had no impact on diluted net income per Common share.
(4) The calculation assumes conversion of the 7.05% Convertible
    Subordinated Debentures to Common stock. As a result, interest on the debentures ($7.3 million in 1996, net of tax) was added back to net income in the computation of diluted earnings per share.
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COOPER INDUSTRIES, INC.                                                  PAGE 5


                      CONSOLIDATED RESULTS OF OPERATIONS

                                                     Twelve Months Ended December 31,    % Change
                                                     ------------------------------      --------
                                                        1997               1996(1)
                                                     ---------           ----------
                                                     (in millions where applicable)
Revenues:
   Electrical Products                               $  2,568.3          $  2,407.5           6.7%
   Tools & Hardware                                       749.9               720.1           4.1%
   Automotive Products                                  1,873.2             1,903.2          -1.6%
                                                      ---------            --------
        Subtotal                                        5,191.4             5,030.8           3.2%
   Kirsch(2)                                               97.4               252.9           N.M.
                                                       ---------          ---------
      Total segment revenues                            5,288.8             5,283.7           0.1%

Cost of sales                                           3,588.3             3,605.7
Selling and administrative expenses                       925.3               945.4
Goodwill amortization                                      65.1                65.2
Nonrecurring gains                                        (93.0)             (150.4)
Nonrecurring charges                                       83.9               117.9
Other (income) expense, net                                 2.1                (0.2)
Interest expense                                           90.4               142.1
                                                      ---------            --------

   Income Before Income Taxes                             626.7               558.0(3)
Income Taxes                                              232.1               242.6(3)
                                                      ---------            --------
   Net Income                                         $   394.6            $  315.4          25.1%
                                                      =========            ========

Net Income Per Common Share:(4)
      Basic                                           $    3.36            $   2.94          14.3%
      Diluted(5)                                      $    3.26            $   2.77          17.7%

Shares Utilized in Computation
   of Income Per Common Share:(4)
      Basic                                           117.5 million        107.3 million
      Diluted                                         122.9 million        124.6 million

                             PERCENTAGE OF REVENUES

                                                   Twelve Months Ended December 31,
                                                   --------------------------------
                                                       1997                1996
                                                     -------              ------
Revenues                                              100.0%              100.0%
Cost of sales                                          67.8%               68.2%
Selling and administrative expenses                    17.5%               17.9%
   Income Before Income Taxes                          11.8%               10.6%
   Net Income                                           7.5%                6.0%
                                                     ========            ========

(1) Certain amounts have been reclassified to conform to the 1997 presentation.
(2) Kirsch was sold to Newell Co. on May 30, 1997.
(3) Income before income taxes includes $21.9 million offset by income taxes of $21.9 million related to the 1996 third-quarter write-off of nondeductible goodwill.
(4) Net income per Common share and shares utilized reflect a mandatory change in accounting from primary and fully diluted to basic and diluted. The change had no impact on diluted net income per Common share.
(5) The calculation assumes conversion of the 7.05% Convertible
    Subordinated Debentures to Common stock. As a result, interest on the debentures ($5.8 million in 1997 and $29.2 million in 1996, net of tax) was added back to net income in the computation of diluted earnings per share.

This press release contains forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results of the company to differ materially from those matters expressed in or implied by such forward-looking statements. See "Business Outlook for 1998" set forth in the Company's Current Report on Form 8-K dated January 26, 1998.

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